Exhibit 99.1
For more information, contact:
Ronald L. Smith
Chief Financial Officer
(336) 316-5545
Unifi Announces Third Quarter Results
     GREENSBORO, N.C. — April 30, 2009 — Unifi, Inc. (NYSE:UFI) today released preliminary operating results for its third fiscal quarter ended March 29, 2009.
     Net sales for the current quarter were $119.1 million, which represents a $50.7 million decrease from net sales of $169.8 million for the prior year March quarter. Net sales were negatively impacted by the cumulative effect of year-over-year declines in retail sales since October 2008 caused by the global recession. Volume was further impacted by reduced production levels throughout the textile supply chain as excess inventory was depleted.
     For the March quarter, net loss was $33.0 million or $0.53 per share, which compares to net income of $12 thousand in the prior March quarter. Results for the current quarter were negatively impacted by a non-cash charge of $18.6 million to write-off the carrying value of goodwill associated with the Company’s acquisition of Dillon Yarns in 2007. The decrease in the current quarter was also related to the utilization of higher priced raw materials from the December quarter and the impact of unabsorbed converting costs associated with reduced production volume.
     Cash-on-hand at the end of the March 2009 quarter was $23.5 million, which is an increase of $10.9 million from cash-on-hand at the end of the December 2008 quarter and is a result of aggressive working capital management both domestically and in Brazil. Total cash and cash equivalents at the end of March, including restricted cash, were $39.5 million compared to $32.4 million at the end of December. At the end of the March quarter, long-term debt was $192.0 million, and there were no borrowings under the Company’s bank credit facility.
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Unifi Announces Third Quarter Results — page 2
     As previously announced on April 3rd, the Company successfully completed the tender offer for $8.8 million aggregate principal amount of its 11.5% senior secured notes due in 2014. Additionally, on March 31, 2009, the Company announced it closed on the sale and, subsequent to quarter end, received $9 million in proceeds related to its 50% ownership interest in Yihua Unifi Fibre Industry Co., Ltd., the Company’s former joint venture in China with Sinopec Yizheng Chemical Fiber Co., Ltd.
     “Retail sales in our primary end-use segments remained soft in the March quarter and the impact on our demand was compounded by the retail supply chain working through its excessive inventory levels,” said Ron Smith, Chief Financial Officer for Unifi. “Accordingly, the Company focused much of its efforts during the quarter on liquidity and cash generation, freeing up $25.5 million of working capital committed to inventory through decreased raw material purchases and production levels well below sales volumes. The Company was also able to begin recapturing lost conversion margin from 2008, as raw material prices returned to more normalized levels.”
     Net sales for the first nine months of fiscal 2009 were $413.8 million compared to net sales of $523.7 million for the prior year period. Net loss for the first nine months of fiscal 2009 was $42.7 million or $0.69 per share compared to a net loss of $16.9 million or $0.28 per share for the same prior year period.
     Bill Jasper, President and CEO of Unifi, said, “As anticipated, the March quarter was a challenging one, as we continued to manage through a weak market. However, by staying focused on the continuous improvement of our costs and operational efficiencies, market share growth and product mix enhancements, we have achieved fundamental improvements in our underlying business. When combined, we have realized annualized savings of more than $25 million from these initiatives, thereby substantially reducing the volume levels required to operate our business profitably, once economic conditions improve. In this difficult environment, we will continue managing our cash, and we anticipate further balance sheet improvements in the
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Unifi Announces Third Quarter Results — page 3
upcoming quarters. We expect this recession will be long and the recovery will be slow, but we have positioned ourselves well and are in a much better position to weather the storm than we were just a year ago. We expect to see gradual improvement in our business through the current quarter and the first half of our 2010 fiscal year. We will stay the course and remain committed as an organization to operational excellence, margin improvement, global growth and the on-going development and commercialization of new and innovative products.”
     Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: AIO® — all-in-one performance yarns, SORBTEK®, A.M.Y.®, MYNX® UV, REPREVE®, REFLEXX®, MICROVISTA® and SATURA®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit www.unifi.com, or to learn more about REPREVE®, visit the new website www.repreve.com.
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Financial Statements to Follow

Unifi Announces Third Quarter Results — page 4
UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In Thousands Except Per Share Data)

	For the Quarters Ended		For the Nine-Months Ended
	March 29, 2009	March 23, 2008	March 29, 2009	March 23, 2008

Summary of Operations:
Net sales	$119,094	$169,836	$413,830	$523,741
Cost of sales	118,722	156,404	397,721	490,996
Restructuring charges (recoveries)	293	(2,199)	293	4,638
Write down of long-lived assets	—	—	—	2,780
Goodwill impairment	18,580	—	18,580	—
Selling, general & administrative expenses	9,507	10,080	29,356	36,542
Provision for bad debts	735	87	1,794	152
Other operating (income) expense, net	(89)	(897)	(5,862)	(4,087)

Non-operating (income) expense:
Interest income	(656)	(651)	(2,249)	(2,231)
Interest expense	5,879	6,308	17,592	19,598
Equity in earnings of unconsolidated affiliates	(825)	(757)	(4,469)	(914)
Write down of investment in unconsolidated affiliates	—	—	1,483	4,505

Income (loss) from continuing operations before income taxes	(33,052)	1,461	(40,409)	(28,238)
Provision (benefit) from income taxes	(101)	1,394	2,398	(11,294)

Income (loss) from continuing operations	(32,951)	67	(42,807)	(16,944)
Income (loss) from discontinued operations, net of tax	(45)	(55)	67	22

Net income (loss)	$(32,996)	$12	$(42,740)	$(16,922)

Loss per common share (basic and diluted):
Net loss — continuing operations	$(0.53)	$—	$(0.69)	$(0.28)
Net loss — discontinued operations	—	—	—	—

Net loss — basic and diluted	$(0.53)	$—	$(0.69)	$(0.28)

Weighted average basic and diluted shares outstanding	62,057	60,589	61,740	60,560
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Unifi Announces Third Quarter Results — page 5
UNIFI, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 29, 2009	June 29, 2008
	(Unaudited)
Assets
Cash and cash equivalents	$23,544	$20,248
Receivables, net	71,498	103,272
Inventories	101,583	122,890
Deferred income taxes	1,474	2,357
Assets held for sale	1,700	4,124
Investment in unconsolidated affiliate	9,000	—
Restricted cash	14,585	9,314
Other current assets	4,946	3,693

Total current assets	228,330	265,898

Property, plant and equipment, net	159,302	177,299
Investments in unconsolidated affiliates	62,067	70,562
Restricted cash	1,394	26,048
Goodwill	—	18,579
Intangible assets, net	18,465	20,386
Other noncurrent assets	13,737	12,759

	$483,295	$591,531

Liabilities and Shareholders’ Equity
Accounts payable	$24,904	$44,553
Accrued expenses	20,361	25,531
Income taxes payable	7	681
Current maturities of long-term debt and other current liabilities	6,119	9,805

Total current liabilities	51,391	80,570

Long-term debt and other liabilities	193,389	204,366
Deferred income taxes	413	926
Shareholders’ equity	238,102	305,669

	$483,295	$591,531

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Unifi Announces Third Quarter Results — page 6
UNIFI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (Amounts in Thousands)

	For the Nine-Months Ended
	March 29, 2009	March 23, 2008

Cash and cash equivalents at beginning of year	$20,248	$40,031
Operating activities:
Net loss	(42,740)	(16,922)
Adjustments to reconcile net loss to net cash provided by (used in) continuing operating activities:
Income from discontinued operations	(67)	(22)
Earnings of unconsolidated equity affiliates, net of distributions	(1,585)	262
Depreciation	21,954	27,568
Amortization	3,289	3,486
Stock-based compensation expense	1,033	724
Deferred compensation recovery, net	(50)	(425)
Net gain on asset sales	(5,865)	(1,872)
Non-cash effect of goodwill impairment	18,580	—
Non-cash write down of long-lived assets	—	2,780
Non-cash write down of investment in unconsolidated affiliate	1,483	4,505
Non-cash portion of restructuring charges	293	4,638
Deferred income tax benefit	(77)	(14,951)
Provision for bad debts	1,794	152
Other	306	(263)
Change in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments	6,258	(11,083)

Net cash provided by (used in) continuing operating activities	4,606	(1,423)

Investing activities:
Capital expenditures	(10,918)	(7,310)
Acquisition	(500)	—
Change in restricted cash	14,035	(12,338)
Proceeds from sale of capital assets	6,959	15,797
Proceeds from sale of equity affiliate	—	8,750
Collection of notes receivable	1	269
Split dollar life insurance premiums	(217)	(217)
Other	—	(793)

Net cash provided by investing activities	9,360	4,158

Financing activities:
Borrowings of long-term debt	14,600	—
Payments of long-term debt	(22,199)	(16,000)
Proceeds from stock option exercises	3,830	—
Other	(343)	(2,142)

Net cash used in financing activities	(4,112)	(18,142)

Cash flows of discontinued operations:
Operating cash flow	(308)	(230)

Net cash used in discontinued operations	(308)	(230)

Effect of exchange rate changes on cash and cash equivalents	(6,250)	1,793

Net increase (decrease) in cash and cash equivalents	3,296	(13,844)

Cash and cash equivalents at end of period	$23,544	$26,187

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Unifi Announces Third Quarter Results — page 7
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
     Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
     Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, the success of our subsidiaries, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.
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